UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2017 (May 24, 2017)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

EXPLANATORY NOTE

This Current Report on Form 8-K/A is being filed as an amendment to the Current Report on Form 8-K filed by Net 1 UEPS Technologies, Inc. (the “Company”) on May 30, 2017 (the “Original Form 8-K”). This Amendment No. 1 revises “Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” in the Original Form 8-K to provide information with respect to the determination of the repurchase price of shares discussed below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Serge C.P. Belamant and Appointment of Herman G. Kotzé as Chief Executive Officer

On May 24, 2017, the Company announced that Serge C.P. Belamant will retire from his position as Chief Executive Officer of the Company and as a member of the Company’s board of directors, effective as of May 31, 2017. Herman G. Kotzé will succeed Mr. Belamant as Chief Executive Officer, effective immediately upon Mr. Belamant’s retirement. Mr. Kotzé has been the Company’s Chief Financial Officer, Secretary and Treasurer since 2004. Mr. Belamant’s resignation was not due to any dispute or disagreement with the Company over any matter relating to the Company’s operations, policies or practices.

On May 24, 2017, the Company issued a press release announcing Mr. Belamant’s retirement and the appointment of Mr. Kotzé, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On May 24, 2017, the Company and Mr. Belamant entered into a Separation and Release of Claims Agreement (the “Separation Agreement”). The Separation Agreement provides for certain payments and other benefits to Mr. Belamant, including without limitation, the following: (a) a severance payment of US$1,000,000, representing compensation for 27 years of service with the Company, less applicable withholdings and deductions; (b) a payment of US$7,000,000, less applicable withholdings and deductions, as an additional amount in part for Mr. Belamant’s cooperative resignation; (c) accelerated vesting of 200,000 shares of restricted stock granted to Mr. Belamant in August 2016, (d) the repurchase from Mr. Belamant by the Company of his shares of Company common stock pursuant to a stock repurchase agreement (as described below), and (e) the repurchase of 252,286 of Mr. Belamant’s in-the-money stock options at a price per option equal to (i) US$10.80 minus (B) the applicable exercise price per option. In addition, the Separation Agreement includes a general release and waiver of claims by Mr. Belamant related to Mr. Belamant’s employment with the Company.

The Remuneration Committee met on May 3, 2017, to discuss the early retirement of Mr. Belamant. The Remuneration Committee agreed that detailed severance terms would need to be agreed and negotiated with Mr. Belamant and proposed that in relation to any shares of the Company’s common stock that would be repurchased from Mr. Belamant, the Company would pay $10.80 per share, which was 6 cents lower than the closing price on May 2, 2017.

On May 24, 2017, as contemplated by the Separation Agreement, the Company and Mr. Belamant entered into a Consulting Agreement (the “Consulting Agreement”). Under the Consulting Agreement, Mr. Belamant will provide consulting services to the Company as an independent contractor as requested by the Company for a period of up to two years following his departure, subject to termination by the Company or Mr. Belamant with a minimum 90 day notice period. The Company will pay Mr. Belamant US$50,000 per month plus any applicable value-added tax (VAT), prorated for a partial month, for such services.

On May 24, 2017, as contemplated by the Separation Agreement, the Company and Mr. Belamant entered into a Stock Repurchase Agreement (the “Stock Repurchase Agreement”) pursuant to which the Company will repurchase from Mr. Belamant, at a price of US$10.80 per share, 1,017,465 shares of Company common stock owned by Mr. Belamant within 10 days after the separation date.

The foregoing descriptions of the Separation Agreement (including the Consulting Agreement and Stock Repurchase Agreement) is qualified in its entirety by reference to the text of the such agreement, which is filed as Exhibit 10.61 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
No.	Description

10.61*	Separation and Release of Claims Agreement, dated May 24, 2017, by and between the Company and Serge C.P. Belamant

99.1*	Press Release, dated May 24, 2017, issued by the Company

* Previously filed as an exhibit to the Original Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: May 31, 2017	By: /s/ Herman G. Kotzé
Name: Herman G. Kotzé
Title: Chief Financial Officer